THIS EMPLOYMENT CONTRACT (hereinafter referred to as the "Agreement") is dated January 1, 2009 (the "Effective Date"), by and between PRWT SERVICES, INC., a Pennsylvania corporation with its principal offices at 1835 Market Street, Suite 800, Philadelphia, Pennsylvania 19103 (hereinafter referred to as "PRWT"), and Murvin Lackey, an individual residing at 804 Whispering Brooke Lane, Newtown Square, Pennsylvania, 19073.

WITNESSETH:

WHEREAS, PRWT desires to employ Murvin Lackey upon the terms and conditions set forth in this Agreement; and

WHEREAS, Murvin Lackey desires to accept his appointment as a member of the executive leadership team of PRWT upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and undertakings contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Employment

a) Employment

PRWT hereby agrees to employ Murvin Lackey, and Murvin Lackey hereby accepts employment by PRWT, upon the terms and conditions set forth in this Agreement. Murvin Lackey shall be deemed to be an employee at will.

b) Title

Murvin Lackey shall be employed as Senior Advisor to the Chairman, and shall report to Willie F. Johnson, Chairman of PRWT, (hereinafter referred to as the "Chairman"). Murvin Lackey shall perform such duties and have such responsibilities as shall be assigned or delegated to Murvin Lackey by the Chairman.

c) Exclusive Employment

Murvin Lackey's employment hereunder shall be exclusive. Murvin Lackey shall devote his full business time, attention, skill and best efforts to the business and affairs of PRWT. The foregoing notwithstanding, nothing in this Agreement shall prevent Murvin Lackey from serving on for-profit or non-profit boards of directors, provided said companies do not compete with PRWT or its subsidiaries.

2. Term

The term of this Agreement shall commence as of the Effective Date and shall continue for a period of three (3) years, until the close of business on December 31, 2011 (hereinafter referred to as the "Term"). Upon termination of this Agreement at the completion of the term, PRWT shall have no further obligations to Murvin Lackey other than as set forth in Section 5(d) of this Agreement.

3. Compensation

a) Salary

As compensation for the duties and responsibilities performed during the Term PRWT shall pay to Murvin Lackey an annual salary of Three Hundred and Twenty –Five Thousand Dollars ($325,000.00) (hereinafter referred to as the "Base Salary"), payable in accordance with the standard payroll payment practices of PRWT, but no less frequently than monthly.

b) Performance Review

Murvin Lackey's performance hereunder shall be reviewed annually by the Chairman and the Compensation Committee (hereinafter referred to as the "Committee") of the Board of Directors of PRWT (hereinafter referred to as the "Board"), based upon performance standards established to evaluate the duties and responsibilities assigned to Murvin Lackey by the Chairman. Based upon each annual performance review, Murvin Lackey shall be eligible to receive the following: (i) an annual salary adjustment and (ii) an annual performance bonus of up to 100% of his then current salary. The amount of any salary adjustments or bonus payment pursuant to this Section 3(b), if any, shall be based solely on the recommendation of the Chairman with the approval of the Committee and the Board. Any bonus payment to Murvin Lackey pursuant to this section 3(b) shall be payable in accordance with the standard bonus payment practices of PRWT.

c) Equity

The Shareholders and Sole Director of PRWT adopted a Stock Participation Program (the "Program") at a Shareholders and Sole Directors meeting held on September 15, 2008. As Senior Advisor, Murvin Lackey is eligible to participate in the Program. At such time as PRWT makes its initial awards pursuant to the Program Murvin Lackey shall receive:

(i) An aggregate initial award of 2,750,000 of the outstanding shares of Common Stock of PRWT (hereinafter referred to as the "Stock").

4. Benefits and Expenses

a) Benefits

During the Term and subject to eligibility, Murvin Lackey shall be entitled to participate in any 401(k), life insurance, hospitalization, major medical, dental, deferred compensation, disability and other employee benefit plans that PRWT may have or establish in its sole and absolute discretion, and which is offered to other personnel in the same or comparable positions as Murvin Lackey.

b) Expenses

PRWT shall reimburse Murvin Lackey for all reasonable and necessary expenses incurred by Murvin Lackey in connection with the performance of Murvin Lackey's duties and responsibilities hereunder, consistent with the expense reimbursement policies in effect for PRWT executives. All such expenses incurred by Murvin Lackey must be approved by the Chairman.

c) Vacation

Murvin Lackey's annual vacation days shall parallel the vacation days awarded to all senior level PRWT executives in accordance with the PRWT vacation policy in effect from time to time.

d) Golf Membership

PRWT hereby agrees to reimburse Murvin Lackey for his annual membership dues to the The ACE Club in Lafayette Hill, Pennsylvania.

d) Parking

PRWT shall provide Murvin Lackey with monthly valet parking in the underground parking facility at 1835 Market Street, subject to availability, or another equivalent parking facility.

5. Termination

a) Termination by PRWT

(i) Notwithstanding anything contained in this Agreement, PRWT has the right at any time during the Term to terminate this Agreement and Murvin Lackey's employment hereunder with or without cause, upon thirty (30) days advance written notice to Murvin Lackey.

(ii) If PRWT terminates this Agreement and Murvin Lackey's employment hereunder without cause, then PRWT agrees to pay Murvin Lackey an amount that shall be equal to the total amount that would have resulted from the continuance of Murvin Lackey's then Base Salary for the period commencing on the date of such termination and continuing to the end of the then current Term (hereinafter referred to as the "Severance Period").

(iii) During the Severance Period Murvin Lackey also shall receive and PRWT agrees to maintain in full force and affect all benefit programs which Murvin Lackey was participating in immediately prior to his date of termination, provided that Murvin Lackey's continued participation is possible under the general terms and provisions of each specific benefit program.

(iv) The payments and benefits provided to Murvin Lackey pursuant to Sections 5(a) (ii) and (iii) of this Agreement shall satisfy and be in full and final settlement of all obligations of PRWT to Murvin Lackey upon termination of this Agreement by PRWT without cause. The payment and award of these benefits shall be conditioned upon the delivery by Murvin Lackey to PRWT in writing of a general release in form and substance satisfactory to PRWT releasing PRWT from all liability of PRWT to Murvin Lackey.

b) Termination by Murvin Lackey

Murvin Lackey shall have the right to terminate this Agreement and Murvin Lackey's employment hereunder at any time during the Term upon thirty (30) days advance written notice to PRWT.

c) Automatic Termination

This Agreement and Murvin Lackey's employment hereunder shall automatically terminate upon the death or total disability of Murvin Lackey. Total disability shall be defined as the inability of Murvin Lackey to perform his material and substantial duties hereunder by reason of mental or physical illness, injury, disease, or other incapacity and such condition shall continue for a period of 180 days. In the event of total disability, PRWT shall pay to Murvin Lackey an amount equal to Murvin Lackey's Severance Payment less all disability payments paid to Murvin Lackey in accordance with the terms and condition of any total disability program then maintained by PRWT. Notwithstanding the termination of this Agreement pursuant to this Section 5 (c) upon the death of Murvin Lackey, PRWT shall pay to the Estate of Murvin Lackey or his beneficiary designated in writing and delivered to PRWT before his death an amount

determined in accordance with Section 5(a)(ii) hereof as though Murvin Lackey were terminated without cause. Any such payment shall be conditioned upon the delivery by the intended recipient of any such payment to PRWT of a general release in form and substance satisfactory to PRWT releasing PRWT from all liability of PRWT to Murvin Lackey, his estate and/or his designated beneficiary.

d) Termination without Payment

If this Agreement is terminated pursuant to Section 5(a) (i) for cause or Section 5(b) by Murvin Lackey, PRWT shall have no further obligation to Murvin Lackey except for any salary, benefits, and other compensation accrued up to the date of such termination and unpaid at the date of such termination. Events constituting cause shall include but not be limited to (A) Murvin Lackey's failure to perform consistently with the duties and responsibilities assigned to Murvin Lackey by the Chairman, (B) conduct amounting to fraud, dishonesty, negligence or willful misconduct, including insubordination, (C) excessive absences from work, (D) excessive use or abuse of drugs, alcohol or other toxic substances, (E) any misappropriation or embezzlement of the property of PRWT and (F) a breach of any one or more of the terms and conditions of this Agreement.

6. Confidentiality, Non-Competition and Non-Solicitation

a) Confidentiality

All Confidential Information and Trade Secrets (hereinafter together referred to as "Proprietary Information") received or developed by Murvin Lackey during the Term from PRWT is confidential to PRWT and will remain PRWT's property exclusively. Except as necessary to perform Murvin Lackey's duties for PRWT, Murvin Lackey will hold all Proprietary Information, in strict confidence, and will not use, reproduce, disclose or otherwise distribute said Proprietary Information, or any materials containing them, and will take those actions reasonably necessary to protect any Proprietary Information.

b) Restrictions

Murvin Lackey's responsibility to protect the Trade Secrets of PRWT will continue indefinitely after the termination of his employment for any reason. Murvin Lackey's responsibility to protect the Confidential Information of PRWT will cease two (2) years from the date Murvin Lackey's employment with PRWT terminates for any reason.

c) Trade Secret

"Trade Secret" shall mean information, including, but not limited

to, technical and non-technical data, formulas, patterns, designs, compilations, computer programs and software, devices, inventions, methods, techniques, drawings, processes, financial plans, product plans, lists of actual or potential customers and suppliers, research, development, business processes or procedures, existing and future products and services, and employees of PRWT which (A) create independent economic value, actual or potential, from not being generally known to, and not being easily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use, and (B) are the subject of PRWT's efforts that are reasonable under the circumstances to maintain secrecy or as otherwise defined by applicable state law.

d) Confidential Information

Confidential information shall mean any and all knowledge, information, data, business processes, methods or plans (other than Trade Secrets) which are now or at any time in the future will be developed, used or employed by PRWT, which are treated as confidential by PRWT and not generally disclosed by PRWT to the public, and which relate to the business or financial affairs of PRWT, including, but not limited to, financial statements and information, marketing strategies, business development plans and product or process enhancement plans.

e) Employee Non-solicitation

During the Term and for two (2) years after termination of Murvin Lackey's employment by PRWT for any reason, Murvin Lackey will not, either directly or indirectly, on his behalf or on behalf of others, solicit for employment or hire, or attempt to solicit for employment or hire, or to enter into any business relationship with any employee of PRWT, any referral source, independent contractor or consultant with whom Murvin Lackey had contact in the course of his employment by PRWT.

f) Customer Non-solicitation

During the Term and for two (2) years after termination of Murvin Lackey's employment by PRWT for any reason, Murvin Lackey shall not directly or indirectly, for himself or for any person, firm or employer, divert, interfere with, disturb, or take away, or attempt to divert, interfere with, disturb, or take away, the patronage of any customer of PRWT with which Murvin Lackey had contact during the Term.

g) Non-competition, Conflicts

Murvin Lackey shall not, so long as employed by PRWT, engage in "Competition" with PRWT or accept compensation in any form from any consultant, advisor, vendor or individual or business of any nature who has or is providing services or products of any nature to PRWT or any of its subsidiaries with or without compensation. Competition by Murvin Lackey shall mean Murvin Lackey's engaging in, or otherwise directly or indirectly being employed by, or acting as a consultant to, or

being a director, officer, employee, principal, agent, stockholder, member, owner, partner, or in any other capacity, or permitting Murvin Lackey's name to be used in connection with the activities of any other business or organization which competes, directly or indirectly, with the business of PRWT.

For a period of two (2) years following the termination of Murvin Lackey's employment by PRWT for any reason, Murvin Lackey shall not engage in competition, as defined above, with PRWT within any county where PRWT or any of its subsidiaries had sold, or contemplated selling its products or services during Murvin Lackey's employment.

h) Remedies

Murvin Lackey acknowledges and agrees that the duties and responsibilities Murvin Lackey shall assume at PRWT are of a special and unique character, which gives this Agreement a peculiar value to PRWT, the loss or breach of which cannot be reasonably or adequately compensated for by damages in an action at law. Murvin Lackey agrees that the restrictions contained in this Section 6 are reasonable and necessary in order to protect the legitimate interests of PRWT and that any breach or threatened breach thereof would result in immediate and irreparable injury to PRWT. Consequently, Murvin Lackey acknowledges and agrees that, in the event of any breach or threatened breach thereof, PRWT shall be authorized and entitled to obtain, from any court of competent jurisdiction, temporary, preliminary and permanent injunctive relief (without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security), an equitable accounting of all profits and benefits arising out of such breach or threatened breach, as well as all losses, damages, costs and expenses, including, without limitation, actual attorneys fees and costs incurred by PRWT in any claim and/or litigation, suit or arbitration, which rights and remedies shall be cumulative and in addition to any other rights or remedies to which PRWT may be entitled at law or in equity. In the event that this Section 6 is held to be in any respect an unreasonable restriction upon Murvin Lackey, then the court so holding shall reduce the territory to which it pertains and/or the period of time in which it operates, or effect any other change to the extent necessary to render this Section 6 enforceable. The provisions of this Section 6 are independent covenants which shall be enforceable by PRWT notwithstanding any breach or violation of this Agreement by PRWT and all such provisions shall survive termination of this Agreement.

7. Governing Law and Arbitration

This Agreement and all amendments, modifications, authorizations or supplements hereto, and all questions relating to its validity, interpretation, performance and enforcement, shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to its conflicts of law rules.
Except for equitable relief, any disputes arising in connection with this Agreement shall be resolved by arbitration administered by the American Arbitration Association under its commercial Arbitration Rules in the City of Philadelphia, Pennsylvania. The

determination and award of the arbitrators shall be conclusive and final upon the parties to the arbitration and judgment upon the same may be entered in any court having jurisdiction thereof. Except for any filing fee, which shall be borne solely by the party initiating any such arbitration, the administrative expenses of arbitration shall be borne equally by both parties to the arbitration. All other costs and expenses of the arbitration incurred by a party including, without limitation, attorneys' fees and costs, shall be borne solely and exclusively by the party incurring such cost or expense.

8. Prior Employment; Indemnification

Murvin Lackey represents and warrants that he is not a party to any other employment agreement or covenant not to compete or other limitation or restriction on employment, and that Murvin Lackey's acceptance of employment with PRWT has not breached, and the performance of Murvin Lackey's duties and responsibilities hereunder will not breach, any duty owed by Murvin Lackey to any prior employer or other person, firm, or entity. Murvin Lackey agrees to defend, indemnify and hold harmless PRWT from all losses, damages, costs and expenses including, without limitation, attorneys' fees, which PRWT may sustain arising out of or from, in connection with or in any way related to Murvin Lackey's breach of this representation and warranty.

9. Notices

Any and all notices or other communications required or permitted hereunder shall be in writing and either delivered personally to the addressee, telexed or telecopied to the addressee, or mailed, registered or certified mail, return receipt requested, or express mail, postage prepaid, and shall be deemed to have been duly given on the day when so delivered personally, telexed or telecopied, or, if by certified or registered mail, four (4) days after the date of mailing, or, if by express mail, two (2) days after the date of mailing, as follows:

If to PRWT, to:
PRWT Services, Inc.
1835 Market Street
Suite 800
Philadelphia, PA 19103

Attention: Willie F. Johnson, Chairman

With a copy to: George R. Burrell, Esquire
General Counsel

If to Murvin Lackey, to:
Murvin Lackey
804 Whispering Brooke Lane
Newtown Square, PA 19073

10. Miscellaneous

a) Assignment

This Agreement may not be assigned by either PRWT or Murvin Lackey without the prior written consent of the other party.

b) Waiver

The waiver by one party of any breach of this Agreement by the other party shall not be effective unless in writing, and no such waiver shall constitute the waiver of the same or another breach on a subsequent occasion.

c) Amendment

This Agreement may not be modified, amended, supplemented, or terminated except by a written instrument executed by the parties hereto.

d) Return of Property

At PRWT's request or on termination of Murvin Lackey's employment with PRWT for any reason, Murvin Lackey will deliver promptly to PRWT all property of PRWT in his possession or control, including, without limitation, all Proprietary Information.

e) Severability

Each of the terms and conditions contained in this Agreement shall be deemed separate, severable and independent and in the event that any term or condition contained herein shall be declared invalid by any court of competent jurisdiction, such invalidity shall not in any manner affect or impair the validity or enforceability of any other term or condition of this Agreement. If a court of competent jurisdiction shall determine that any term or condition contained in this Agreement, or any part thereof, is unenforceable for any reason, the parties hereto authorize such court to reduce the duration or scope of such provision, or otherwise modify such provision, so that such provision in its reduced or modified form will be enforceable.

f) Captions and Section Headings

Captions and section headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

g) Entire Agreement

This Agreement constitutes the entire understanding and agreement of the parties with respect to its subject matter and any and all prior agreements, understandings or representations with respect to the subject matter hereof are terminated and canceled in their entirety and are of no further force or effect.

h) Counterparts

This Agreement may be executed in two or more counterparts, each of which will take effect as an original and all of which shall evidence one and the same agreement.

IN WITNESS WHEREOF, PRWT and Murvin Lackey have each executed and delivered this Agreement, as of the date first shown above.

PRWT Services, Inc.

By: Willie F. Johnson

Pres + CEO

Chairman

Murvin Lackey